Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. ANNOUNCES 2019 2nd QUARTER RESULTS

~ Reports Total Sales of $201.9 Million ~

~ eCommerce Business Grew to 30% of Sales from 26% in the Prior Year Quarter~

~ Reports $83.3 Million in Cash / $1.28 Per Diluted Share with No Debt Outstanding ~

New York, New York — August 22, 2019 — RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced results for the second quarter of fiscal year 2019 ended August 3, 2019.

Gregory Scott, Chief Executive Officer of RTW Retailwinds, said: “We continue to execute against our strategic initiatives, most notably building the foundation of our multi-brand digital platform to address customer opportunities. Fashion to Figure, our on-trend plus-size brand, delivered positive comp results reflecting the ongoing implementation of our strategic vision. Happy x Nature, our ready-to-wear brand in partnership with Kate Hudson, continues to build momentum driven by the strength of Kate’s active and engaged social following. We also experienced positive comp results in our celebrity brands, driven by a significant comp increase in the Gabrielle Union sub-brand. In addition, we made key additions to the RTW executive team representing industry leaders who bring the expertise necessary to drive our near and long-term growth objectives.”

“That said, we were disappointed with second quarter results in our core New York & Company brand. While our traffic and eCommerce business improved sequentially from the prior quarter, and we delivered positive increases in new customer acquisition, we continued to experience decreases in brick-and-mortar traffic as well as decreases in basket size and ongoing weakness from our SoHo Jeans sub-brand. We responded swiftly to these challenges by reducing receipts in the second quarter. As we move forward we are also addressing these challenges with a sense of urgency, beginning with our Customer First initiative launching this Fall. At the same time, we experienced increases in variable eCommerce expenses particularly in shipping, and this increase combined with reduced vendor rebates and increased recruiting fees, negatively affected our operating results in the quarter. We also incurred $2.3 million of losses from our new businesses in the quarter, compared to breakeven in the prior year.”

“Looking ahead to the third quarter, as we continue to experience challenging trends in our core New York & Company brand, we will continue to focus on the growth of the New York & Company eCommerce business which has shown stronger traffic and sales trend, as reflected in our guidance for the third quarter. We have repositioned our product investments for Fall recognizing the ongoing weakness in our SoHo Jeans sub-brand, and will lean into the celebrity brands, our dominant wear-to-work pants category, and the lounge/athleisure category. Finally, our Customer First initiative, led by Traci Inglis, President, Chief Marketing and Customer Officer, is expected to transform the customer journey across our portfolio of brands and position us for long term growth. We remain committed to our strategic priorities and are making the necessary adjustments reflecting the current environment.”

Over the last year, the Company launched three new businesses, Fashion to Figure, Happy x Nature and Uncommon Sense. Based on our current performance, and the necessary decision to focus our resources on improving the New York & Company business, the Company has decided to concentrate on the Fashion to Figure and the Happy x Nature businesses as the most compelling new opportunities for growth. These businesses have shown early potential and the Company has decided to focus on growing these brands, and as such, has decided to exit the Uncommon Sense business. In connection with this decision, the Company expects to pursue several divestiture options and depending upon those efforts, could record a one-time charge of up to $4.5 million in the third quarter to write down inventory, impair certain assets, and record severance.

For the second quarter of fiscal year 2019, the Company reported the following:

•                  Net sales were $201.9 million, as compared to $216.4 million in the prior year, reflecting a 4.8% decrease in comparable store sales, and a net reduction in store count by 13 stores from the prior year second quarter, partially offset by an increase in sales from new businesses.

•                  Gross profit as a percentage of net sales decreased 260 basis points to 29.5% versus fiscal year 2018 second quarter gross profit percentage of 32.1%. Product margin remains near peak levels although it did decrease slightly due to increased promotional activity. Margin was impacted by increases in shipping costs, as well as a reduction of vendor rebates due to lower receipts, partially offset by a slight improvement in buying and occupancy costs as the Company continues to reduce occupancy expenses.

•                  Selling, general and administrative expenses were $67.2 million, or 33.3% of net sales, as compared to $66.3 million, or 30.7% of net sales, in the second quarter of fiscal year 2018. Included in selling, general and administrative expenses in the second quarter of fiscal year 2019 is $2.0 million of incremental spending compared to prior year period incurred in connection with the incubation of three new businesses (Fashion to Figure, Happy x Nature, and Uncommon Sense) and increased recruiting expenses, which were partially offset by a reduction in variable compensation.

•                  Operating loss for the second quarter of fiscal year 2019 was $7.6 million, inclusive of $2.3 million of losses from the Company’s new businesses. This compares to operating income of $3.1 million for the second quarter of fiscal year 2018.

•                  Net loss for the second quarter of fiscal year 2019 was $7.5 million, or a loss of $0.12 per diluted share, as compared to net income of $3.1 million, or earnings of $0.05 per diluted share, in the second quarter of fiscal year 2018.

Other Financial and Operational Highlights for the Second Quarter of Fiscal Year 2019:

•                  On hand inventory in-store is down slightly. Total quarter end inventory increased 8.8%, as compared to the end of the prior year period, primarily reflecting an increase in merchandise in-transit due to shifts in the timing of receipts in an effort to receive goods in advance of projected tariff increases, and an increase in inventory to support the new businesses.

•                  Capital expenditures were $1.8 million, as compared to $1.4 million in the prior year period, reflecting continued spending to support new stores, the remodel/refresh of existing stores, and investments in the IT infrastructure to support new businesses.

•                  The Company opened 3 New York & Company stores and 2 Fashion to Figure stores, closed 1 New York & Company store and 1 Outlet store, as well as converted 2 New York & Company stores to Outlet stores, ending the second quarter with 413 stores, including 120 Outlet stores (of which 57 are clearance stores), with approximately 2.0 million selling square feet in operation. The Company continues to maintain a highly flexible lease portfolio with approximately 70% of its leases expiring in 2 years or less.

•                  The Company ended the second quarter with $83.3 million of cash on-hand versus $94.8 million at the end of the second quarter of fiscal year 2018, with no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

For the third quarter of fiscal year 2019:

•                  Net sales are expected to be down in the low single-digit to mid single-digit percentage range, reflecting the combination of reduced store count and comparable store sales which are expected to be down in the low to mid single-digit percentage range.

•                  Gross margin is expected to be down slightly, primarily reflecting increased shipping costs and decreased vendor rebates, partially offset by an increase in product margins.

•                  Selling, general and administrative expenses are expected to increase by approximately $2 million versus the prior year’s third quarter. This increase reflects investments in marketing to support the Company’s new businesses and drive new customer acquisition and an increase in variable eCommerce selling expenses, driven by growth in the eCommerce business and the costs to support new businesses, partially offset by reductions in variable compensation and reduced payroll.

•                  Operating results for the third quarter are expected to reflect a modest loss, excluding one-time charges to exit the Uncommon Sense business.

Additional Outlook:

•                  On-hand inventory at the end of the third quarter of fiscal year 2019 in the core New York & Company business is expected to be down slightly, offset by increased in-transit levels due to the timing of receipts and inventory to support the new businesses, with total inventory expected to be up in the low to mid single-digits percentage.

•                  Capital expenditures for the third quarter of fiscal year 2019 are projected to be approximately $4.5 million to $6.0 million to support new stores and the remodel/refresh of existing stores, as well as investments in IT infrastructure, as compared to $2.1 million of capital expenditures in the third quarter of fiscal year 2018. For fiscal year 2019, total capital expenditures are projected to be $12 million to $13 million, as compared to $8.5 million in capital expenditures in fiscal year 2018, with the increase primarily due to investments in IT infrastructure.

•                  Depreciation and amortization expense for the third quarter of fiscal year 2019 is estimated to be approximately $5 million.

•                  During the third quarter of fiscal year 2019, the Company expects to open 3 New York & Company stores, remodel/refresh 1 New York & Company store, and close 1 New York & Company store and 1 Outlet store.

•                  For fiscal year 2019, the Company expects to open approximately 8 New York & Company stores and 2 Fashion to Figure stores, convert 2 New York & Company stores to Outlet stores, and remodel/refresh 4 New York & Company stores and 2 Outlet stores, and close 11 to 13 New York & Company stores and up to 5 Outlet stores. The Company plans to end fiscal year 2019 with roughly 402 to 404 stores, and approximately 2.0 million selling square feet.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce stores, and private label credit card royalties and related revenue are included in comparable store sales. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, Thursday, August 22, 2019 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 and reference conference ID number 13693408 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on August 22, 2019 until 11:59 p.m. Eastern Time on August 29, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13693408.

As a supplement to this press release, slides with information regarding the second quarter results and outlook for third quarter 2019 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Thursday, August 22, 2019.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the “Company”) is a specialty women’s omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 413 retail and outlet locations in 35 states while also growing a substantial eCommerce business. The Company’s portfolio includes branded merchandise from New York & Company, Fashion to Figure, and Happy x Nature, and collaborations with Eva Mendes,

Gabrielle Union and Kate Hudson. The Company’s branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, www.happyxnature.com, and through its rental subscription businesses at www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Relations Contact:

ICR, Inc.

(203) 682-8200

Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; (xvi) the impact of tariff increases or new tariffs; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	13 weeks ended August 3, 2019	% of net sales	13 weeks ended August 4, 2018	% of net sales
Net sales	$201,894	100.0%	$216,370	100.0%

Cost of goods sold, buying and occupancy costs	142,259	70.5%	146,996	67.9%

Gross profit	59,635	29.5%	69,374	32.1%

Selling, general and administrative expenses	67,208	33.3%	66,317	30.7%

Operating (loss) income	(7,573)	(3.8)%	3,057	1.4%

Net interest income	(261)	(0.1)%	(217)	(0.1)%

(Loss) income before income taxes	(7,312)	(3.7)%	3,274	1.5%

Provision for income taxes	178	—%	207	0.1%

Net (loss) income	$(7,490)	(3.7)%	$3,067	1.4%

Basic (loss) earnings per share	$(0.12)		$0.05

Diluted (loss) earnings per share	$(0.12)		$0.05

Weighted average shares outstanding:
Basic shares of common stock	64,337		63,749
Diluted shares of common stock	64,337		66,244

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(4.8)%		0.6%
Net sales per average selling square foot (a)	$99		$101
Net sales per average store (b)	$491		$503
Average selling square footage per store (c)	4,959		4,974
Ending store count	413		426

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	26 weeks ended August 3, 2019	% of net sales	26 weeks ended August 4, 2018	% of net sales
Net sales	$402,857	100.0%	$435,199	100.0%

Cost of goods sold, buying and occupancy costs	280,580	69.6%	295,864	68.0%

Gross profit	122,277	30.4%	139,335	32.0%

Selling, general and administrative expenses	132,300	32.9%	132,803	30.5%

Operating (loss) income	(10,023)	(2.5)%	6,532	1.5%

Net interest income	(576)	(0.1)%	(195)	—%

Loss on extinguishment of debt	—	—%	239	—%

(Loss) income before income taxes	(9,447)	(2.4)%	6,488	1.5%

Provision for income taxes	292	—%	335	0.1%

Net (loss) income	$(9,739)	(2.4)%	$6,153	1.4%

Basic (loss) earnings per share	$(0.15)		$0.10

Diluted (loss) earnings per share	$(0.15)		$0.09

Weighted average shares outstanding:
Basic shares of common stock	64,265		63,638
Diluted shares of common stock	64,265		65,824

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(5.0)%		1.7%
Net sales per average selling square foot (a)	$197		$202
Net sales per average store (b)	$980		$1,007
Average selling square footage per store (c)	4,959		4,974

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	August 3, 2019	February 2, 2019*	August 4, 2018
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,320	$95,542	$94,758
Accounts receivable	9,526	9,879	11,831
Inventories, net	89,349	82,803	82,124
Prepaid expenses	12,361	16,921	17,233
Other current assets	1,897	1,818	2,018
Total current assets	196,453	206,963	207,964

Property and equipment, net	56,669	63,791	68,331
Operating lease assets	218,230	—	—
Intangible assets	16,719	16,813	16,969
Other assets	817	1,311	1,618
Total assets	$488,888	$288,878	$294,882
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$78,617	$77,050	$73,310
Accrued expenses	66,840	68,585	73,641
Current operating lease liabilities	40,383	—	—
Income taxes payable	—	375	—
Total current liabilities	185,840	146,010	146,951

Deferred rent	—	25,090	26,066
Non-current operating lease liabilities	207,168	—	—
Other liabilities	28,097	31,165	33,649
Total liabilities	421,105	202,265	206,666

Total stockholders’ equity	67,783	86,613	88,216
Total liabilities and stockholders’ equity	$488,888	$288,878	$294,882

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

Exhibit (4)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	26 weeks ended August 3, 2019	26 weeks ended August 4, 2018

Operating activities
Net (loss) income	$(9,739)	$6,153
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,520	10,715
Non-cash lease expense	22,313	—
Loss from impairment charges	407	486
Amortization of intangible assets	94	156
Amortization of deferred financing costs	15	41
Write-off of unamortized deferred financing costs	—	239
Share-based compensation expense	1,352	1,186
Changes in operating assets and liabilities:
Accounts receivable	685	513
Inventories, net	(6,546)	2,374
Prepaid expenses	(603)	(786)
Accounts payable	1,567	3,221
Accrued expenses	(2,020)	(2,835)
Income taxes payable	(375)	(28)
Deferred rent	—	(1,151)
Operating lease liabilities	(23,478)	—
Other assets and liabilities	(2,070)	(2,025)
Net cash (used in) provided by operating activities	(8,878)	18,259

Investing activities
Capital expenditures	(2,708)	(1,626)
Insurance recoveries	267	184
Net cash used in investing activities	(2,441)	(1,442)

Financing activities
Repayment of long-term debt	—	(11,750)
Principal payments on capital lease obligations	(844)	(1,046)
Shares withheld for payment of employee payroll taxes	(59)	(171)
Net cash used in financing activities	(903)	(12,967)

Net (decrease) increase in cash and cash equivalents	(12,222)	3,850
Cash and cash equivalents at beginning of period	95,542	90,908
Cash and cash equivalents at end of period	$83,320	$94,758